Exhibit 99.1
FOR IMMEDIATE RELEASE

February 23, 2023

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Fourth Quarter 2022 Operating Results

DALLAS, TEXAS, February 23, 2023 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $115.9 million for the quarter ended December 31, 2022. In comparison, for the quarters ended September 30, 2022 and December 31, 2021, the Bank reported net income of $94.7 million and $47.2 million, respectively. For the year ended December 31, 2022, the Bank reported net income of $317.2 million, as compared to $164.4 million for the year ended December 31, 2021.

Total assets at December 31, 2022 were $114.3 billion, compared with $89.6 billion at September 30, 2022 and $63.5 billion at December 31, 2021. The $24.7 billion increase in total assets for the fourth quarter was primarily attributable to increases in the Bank's advances ($24.7 billion), long-term investments ($1.1 billion) and mortgage loans held for portfolio ($0.2 billion) partially offset by a decrease in the Bank's short-term liquidity holdings ($1.2 billion). The $50.8 billion increase in total assets for the year ended December 31, 2022 was attributable primarily to increases in the Bank's advances ($44.3 billion), short-term liquidity holdings ($5.9 billion) and mortgage loans held for portfolio ($0.9 billion), partially offset by a decrease in the Bank's long-term investments ($0.5 billion).

Advances totaled $68.9 billion at December 31, 2022, compared with $44.2 billion at September 30, 2022 and $24.6 billion at December 31, 2021. The Bank's mortgage loans held for portfolio totaled $4.4 billion at December 31, 2022, as compared to $4.2 billion at September 30, 2022 and $3.5 billion at December 31, 2021.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $0.3 billion at December 31, 2022, compared to $0.3 billion and $0.6 billion at September 30, 2022 and December 31, 2021, respectively. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $15.1 billion at December 31, 2022, as compared to $14.0 billion at September 30, 2022 and $15.3 billion at December 31, 2021. At December 31, 2022, September 30, 2022 and December 31, 2021, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At December 31, 2022,

September 30, 2022 and December 31, 2021, the Bank's short-term liquidity holdings totaled $25.1 billion, $26.3 billion and $19.2 billion, respectively.

The Bank's retained earnings increased to $1.834 billion at December 31, 2022 from $1.741 billion at September 30, 2022 and $1.558 billion at December 31, 2021. On December 28, 2022, a dividend of $22.6 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and year ended December 31, 2022 (and, for comparative purposes, as of September 30, 2022 and December 31, 2021, and for the quarters ended September 30, 2022 and December 31, 2021 and the year ended December 31, 2021) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-K for the year ended December 31, 2022 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Year Ended December 31, 2022
(Unaudited, in thousands)

	December 31, 2022	September 30, 2022	December 31, 2021
Selected Statement of Condition Data:

Assets
Investments (1)	$40,613,512	$40,729,299	$34,653,202
Advances	68,921,869	44,238,384	24,637,464
Mortgage loans held for portfolio, net	4,395,175	4,240,222	3,491,265
Cash and other assets	418,000	342,927	706,445
Total assets	$114,348,556	$89,550,832	$63,488,376

Liabilities
Consolidated obligations
Discount notes	$46,270,265	$29,590,696	$11,003,026
Bonds	59,946,458	51,838,498	44,514,220
Total consolidated obligations	106,216,723	81,429,194	55,517,246
Mandatorily redeemable capital stock	7,453	12,895	6,657
Other liabilities	2,123,303	3,107,324	4,030,782
Total liabilities	108,347,479	84,549,413	59,554,685
Capital
Capital stock — putable	3,984,105	3,012,726	2,192,504
Retained earnings	1,834,446	1,741,128	1,558,417
Total accumulated other comprehensive income	182,526	247,565	182,770
Total capital	6,001,077	5,001,419	3,933,691
Total liabilities and capital	$114,348,556	$89,550,832	$63,488,376

Total regulatory capital (2)	$5,826,004	$4,766,749	$3,757,578

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Selected Statement of Income Data:
Net interest income (3) (4)	$151,292	$136,097	$79,073	$479,672	$277,547
Other income (loss)	7,194	(6,097)	1,563	(25,446)	10,243
Other expense	29,695	24,804	28,170	101,713	105,147
AHP assessment	12,886	10,525	5,246	35,268	18,266
Net income	$115,905	$94,671	$47,220	$317,245	$164,377

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of December 31, 2022, September 30, 2022 and December 31, 2021, total regulatory capital represented 5.09 percent, 5.32 percent and 5.92 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision (reversal) for mortgage loan losses.
(4)    The Bank records hedge ineffectiveness associated with fair value hedging relationships in net interest income in accordance with the provisions of ASU 2017-12, "Targeted Improvements to Accounting for Hedging Activities." During the quarters ended December 31, 2022, September 30, 2022 and December 31, 2021, fair value hedge ineffectiveness increased (reduced) net interest income by $(22.630) million, $3.130 million and $1.140 million, respectively. During the years ended December 31, 2022 and 2021, fair value hedge ineffectiveness increased (reduced) net interest income by $(5.688) million and $23.780 million, respectively.
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